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                                                                   EXHIBIT 10.16

                               FIRST AMENDMENT TO
                            TECUMSEH PRODUCTS COMPANY
                      VOLUNTARY DEFERRED COMPENSATION PLAN

         Effective January 1, 2000, Tecumseh Products Company (the "Company") amends the Company's Management Incentive Plan as follows:


1. Section 4.6 of the Plan is amended to read:

                  4.6 Deferrals in 5% Increments. The minimum amount which may be deferred by an Eligible Participant for any Plan Year is 5% of Compensation. Deferrals in excess of the minimum amount shall be in further 5% increments of Compensation. Elections to convert MIP Phantom Shares or to defer MIP cash awards pursuant to Section 6.10 are not subject to this Section 4.6.


2. Section 6.10 of the Plan is amended to read:

         6.10  Election to Convert MIP Awards.

                  Phantom Shares - An Eligible Participant (including a former officer or Key Employee who has a Deferred Compensation Account under the Plan) may, upon written election, choose to convert all or part of his/her Account under the Tecumseh Products Company Management Incentive Plan (the "MIP")), attributable to phantom share allocations ("MIP Phantom Shares") first becoming vested at the end of a Plan Year, into the Phantom Share Investment Option, the Corporate Bond Investment Option, any other Investment Option that the Committee has made available, or a combination of the foregoing, under this Plan. Such conversion privilege is irrevocable (subject to the Participant's right to elect a different Investment Option under Section 6.9) and is subject to all provisions of this Plan. Also, any such written election, as well as any elections under Sections 8.1 - 8.3 with respect to the time, method of payment and payment period for the portion of the Participant's Deferred Compensation Account attributable to such conversion, must be made --

                  i) at least 365 calendar days prior to the date the Participant becomes vested in the MIP Phantom Shares, and

                  ii) on a Deferred Compensation Election Form, an example of which is attached as EXHIBIT 1.1.

         However, the above 365-day restriction will not apply in the situation where --

         - a Participant has made an election with respect to MIP Phantom Shares at least 365 days before he would become vested in those Shares under Article VI(a) of the MIP, and

         - he subsequently becomes vested in those Shares under any other provision of the MIP before the end of the Plan Year and within 365 days of the date of the original election.

         In that situation, those MIP Phantom Shares which had been subject to the earlier election, and whose vesting was thereafter accelerated, shall be covered by the earlier election, even though they became vested within 365 days of the election.

                  The conversion shall be effective as of the date the Participant becomes vested in the applicable MIP Phantom Shares. The conversion value of the MIP Phantom Shares used to calculate the number of Phantom Share units to be allocated to the Participant's Phantom Share Investment Option or the dollar amount to be allocated to the Participant's Corporate Bond Investment Option or to any other Investment Option that the Committee has made available shall generally be the value of the applicable MIP Phantom Shares as of the date the Participant became vested in such MIP Phantom Shares as determined under the MIP. However, the number


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         of units allocated to a Participant's Phantom Share sub-account under this Plan as the result of a conversion pursuant to this Section 6.10 shall not be less than A x B, where "A" represents the total number of MIP Phantom Shares being converted and "B" represents the percentage of such converted MIP Phantom Shares being allocated to the Participant's Phantom Share sub-account under this Plan.

                  MIP Cash Awards - Effective for Class Years (as defined in the
         MIP) beginning on and after January 1, 2000, the MIP was amended to provide that one-third of each annual award under the MIP would be fully vested as of the December 31 of each such Class Year, and paid in cash within 60 days thereafter. An eligible Participant who is covered by the MIP may elect to defer all or some portion of a MIP cash award (in 25% increments of the award) by completing, executing and filing with the Committee, before the commencement of such Class Year, the relevant [cash award] portion of the Deferred Compensation Election Form, previously attached hereto as EXHIBIT 1.1. However, for the Class Year that begins January 1, 2000, such election form may be filed within 30 days following the date on which the Board approved the MIP amendment which authorized cash awards under the MIP. Such deferred amounts shall be credited (as of the date such amount(s) would otherwise have been paid to the Participant) to one or more of the Investment Option sub-accounts which the Committee shall make available under the Plan.


3. Except as amended above, the Plan continues in full force and effect.


WITNESS execution of this amendment on behalf of the Company.


                                            TECUMSEH PRODUCTS COMPANY



                                            By /s/ Todd W. Herrick
                                               ------------------------------

                                                     Its President and
                                                     Chief Executive Officer


                                            Dated: January 26, 2000



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